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                                  Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Investors Financial Services Corp. (the "Company") on Form S-8 of our reports dated January 25, 2001, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of the Company on Form S-8 of our report on management's assertion that Investors Bank & Trust Company maintained effective internal control over financial reporting, including safeguarding of assets, dated January 25, 2001, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts

November 5, 2001